Exhibit 21

                      SUBSIDIARY AND PRINCIPAL INVESTMENTS

      Subsidiaries*

      Mitel, Inc.
      U.S.A.

      Mitel Communications Solutions, Inc.
      U.S.A.

      Mitel Semiconductor, Inc.
      U.S.A.

      Mitel Telecom Limited
      Great Britain

      Mitel Semiconductor Limited
      Great Britain

      Mitel (Far East) Limited
      Hong Kong

      Mitel Semiconductor AB
      Sweden

      Mitel (Barbados) Limited
      Barbados

      Principal Investments

      Mitel de Mexico S.A. de C.V. Mexico

      Tianchi-Mitel Telecommunications Corporation

      * All subsidiaries are 100% owned, directly or indirectly, by Mitel Corporation.